Exhibit 10.7

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of November 27, 2018 (the “Closing Date”) is entered into among OUSTER, INC., a Delaware corporation (“Borrower Representative”), and each other Person party hereto as a borrower from time to time (collectively, “Borrowers”, and each, a “Borrower”), the lenders from time to time party hereto (collectively, “Lenders”, and each, a “Lender”), and RUNWAY GROWTH CREDIT FUND INC., as administrative agent and collateral agent for Lenders (in such capacity, “Agent”).

AGREEMENT

Borrower Representative, each Borrower from time to time party hereto, Agent and Lenders hereby agree as follows:

1.	ACCOUNTING AND OTHER TERMS

Except as otherwise specified, accounting terms not defined in this Agreement shall be construed in accordance with GAAP, and calculations and determinations shall be made following GAAP, consistently applied. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth on Exhibit A. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. For purposes of the Loan Documents, whenever a representation or warranty is made to a Person’s knowledge or awareness, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer of such Person.

2.	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Each Borrower hereby unconditionally promises to pay Agent, for the ratable benefit of Lenders, the outstanding principal amount of all Loans, accrued and unpaid interest, fees and charges thereon and all other amounts owing hereunder as and when due in accordance with this Agreement.

2.2 Availability and Repayment of the Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, each Lender agrees, severally and not jointly, to make to Borrowers an advance at any time prior to March 31, 2019, in principal amount equal to such Lender’s Commitment (the “Term Loans”). Lenders’ commitments to make the Term Loans shall terminate on the earlier of the date the Term Loans are funded and March 31, 2019. Borrowers shall use the proceeds of the Term Loans for working capital.

(b) Repayment. Any and all unpaid Obligations, including principal and accrued and unpaid interest in respect of the Term Loans, the Final Payment, other fees and other sums, if any, shall be due and payable in full on the Term Loan Maturity Date. The Term Loans may only be prepaid in accordance with Sections 2.2(c) or (d).

(c) Mandatory Prepayment Upon an Acceleration. If the Loans are accelerated following the occurrence and during the continuance of an Event of Default, Borrowers shall promptly pay to Agent, for the ratable benefit of Lenders, an amount equal to the sum of:

(i) all outstanding principal plus accrued and unpaid interest thereon, plus

(ii) the Prepayment Fee, plus

(iii) the Final Payment, plus

(iv) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(d) Permitted Prepayment of Loans. Borrowers shall have the option to prepay the Loans in minimum increments of $1,000,000 for each prepayment, provided Borrowers provide written notice to Agent (whereupon Agent shall promptly deliver a copy of such written notice to Lenders) of its election to prepay all or such portion of the Loans at least ten (10) days prior to such prepayment, and pay, on the date of such prepayment, together with the principal amount prepaid:

(i) all outstanding accrued and unpaid interest with respect to such principal amount, plus

(ii) the Prepayment Fee due with respect to such prepayment, plus

(iii) the Final Payment due with respect to such prepayment, plus

(iv) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

2.3 Payment of Interest.

(a) Interest Rate. Subject to Section 2.3(b), the outstanding principal amount of the Loans shall accrue interest from and after its Funding Date, at the Applicable Rate, and Borrower shall pay such interest monthly in arrears on each Payment Date commencing on the first Payment Date following the Funding Date of the Term Loans.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Agent waives application of the Default Rate or elects not to charge or defers charging such amount, provided that any such waiver, election or deferral shall not preclude the application or charging of interest at the Default Rate for future periods. Fees and expenses which are required to be paid by Borrowers pursuant to the Loan Documents (including, without limitation, Lender Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or Lenders.

(c) Interest Computation. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 3:00 p.m. Eastern time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Loan shall be included and the date of payment shall be excluded.

(d) Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that a Borrower has actually paid to or for the benefit of Lenders an amount of interest in excess of the amount that would have been payable if all of the Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrowers shall be applied as follows: first, to the payment of principal outstanding in respect of the Loans; second, after all principal is repaid, to the payment of accrued interest, third, to the payment of Lender Expenses and any other Obligations; and fourth, after all Obligations are repaid, the excess (if any) shall be refunded to Borrowers or paid to whomsoever may be legally entitled thereto, provided that amounts payable to Lenders, shall be paid ratably.

2.4 Fees and Charges. Borrowers shall pay to Agent, for the ratable benefit of Lenders:

(a) Closing Fee. A closing fee in the amount of $50,000 due and payable on the Closing Date;

(b) Prepayment Fee. The Prepayment Fee as and when due pursuant to Sections 2.2(c) and 2.2(d). Each Borrower agrees that the Prepayment Fee is a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Loans;

(c) Final Payment. The Final Payment as and when due pursuant to Sections 2.2(b), 2.2(c) and 2.2(d); and

(d) Lender Expenses; Setup and Annual Administration Fee. All Lender Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement and the other Loan Documents) incurred through and after the Closing Date, when due (or, if no stated due date, within two (2) Business Days after demand by Agent), provided that, Borrower shall not be required to Lender Expenses incurred through the Closing Date in excess of $75,000, due on the Closing Date, and a $2,500 annual administration fee, due on the Closing Date and on the Payment Date immediately prior to each anniversary of the Closing Date.

(e) Fees Fully Earned. Unless otherwise expressly provided in this Agreement or in a separate writing by Agent, the fees and charges specified in clauses (a) through (c) above are fully-earned as of the Closing Date, and in no event shall any Borrower be entitled to any credit, rebate, refund, reduction, proration or repayment of any fees or charges earned by each Lender pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of a Lender’s obligation to make loans and advances hereunder and notwithstanding the required payment date for such fees or charges. Agent, on behalf of Lenders, may debit and deduct amounts owing by Borrowers under the clauses of this Section 2.4 pursuant to the terms of Section 2.5(c). Agent shall provide Borrowers with written notice of deductions made pursuant to the terms of this clause (e).

2.5 Payments; Application of Payments; Automatic Payment Authorization.

(a) All payments to be made by Borrowers under any Loan Document, including payments of principal and interest and all fees, charges, expenses, indemnities and reimbursements, shall be made in immediately available funds in Dollars, without setoff, recoupment or counterclaim, before 3:00 p.m. Eastern Time on the date when due. Payments of principal and/or interest received after 3:00 p.m. Eastern Time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) No Borrower shall have a right to specify the order or the loan accounts to which a Lender shall allocate or apply any payments made by a Borrower to or for the benefit of such Lender or otherwise received by such Lender under this Agreement when any such allocation or application is not expressly specified elsewhere in this Agreement.

(c) Unless otherwise notified by Agent in writing, Agent, for itself or for the ratable benefit of Lenders, as applicable, may initiate debit entries to any deposit accounts as authorized on the Automatic Payment Authorization for principal and interest payments or any other amounts Borrowers owe Agent or Lenders when due. These debits shall not constitute a set-off. If the ACH payment arrangement is terminated for any reason, Borrowers shall make all payments due to Agent or Lenders at Agent’s address specified in Section 10, or as otherwise notified by Agent in writing.

(d) Payments received by Agent or any Lender from any of the Loan Parties under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). However, if at any time any Governmental Authority, applicable law, regulation or international agreement requires any Loan Party to make any withholding or deduction from any such payment or other sum payable hereunder to Agent or any Lender, as applicable, the Loan Parties hereby covenant and agree, jointly and severally, that the amount due from any such Loan Party with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Agent or such Lender, as applicable, receives a net sum equal to the sum that would have been received had no withholding or deduction been required, and such Loan Party shall pay the full amount withheld or deducted to the relevant Governmental Authority. The applicable Loan Party will, upon request, furnish Agent and the affected Lender with proof reasonably satisfactory to Agent and the affected Lender indicating that such Loan Party has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of the Loan Parties contained in this Section 2.5(d) shall survive the termination of this Agreement.

2.6 Promissory Notes. Borrowers agree that: (a) upon written notice by or on behalf of any Lender to Borrowers that a promissory note or other evidence of indebtedness is requested by such Lender to evidence the Loans and other Obligations owing or payable to, or to be made by, such Lender, Borrowers shall promptly (and in any event within three (3) Business Days of any such request) execute and deliver to such Lender an appropriate promissory note, in substantially the form attached hereto as Exhibit G, and (b) upon any Lender’s reasonable written request, and in any event within three (3) Business Days of any such request, the Borrowers shall execute and deliver to such Lender new notes and/or divide the notes in exchange for then existing notes in such smaller amounts or denominations as such Lender shall specify in its reasonable discretion; provided, that the aggregate principal amount of such new notes shall not exceed the aggregate principal amount of the applicable Loans made by such Lender; provided, further, that such promissory notes that are to be replaced shall then be deemed no longer outstanding hereunder and replaced by such new notes and returned to the Borrowers within a reasonable period of time after such Lender’s receipt of the replacement notes. Regardless whether or not any such promissory notes are issued, this Agreement shall evidence the Loans and other Obligations owing or payable by Borrowers to each Lender.

3.	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Loan. Each Lender’s obligation to make the initial Loan is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent, such documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed signatures to this Agreement;

(b) duly executed original signatures to the Warrant;

(c) duly executed signatures to the IP Security Agreement;

(d) duly executed signatures to a Subordination Agreement with respect to convertible notes outstanding as of the Closing Date;

(e) duly executed signatures to the Account Control Agreement(s) required under Section 6.6(b);

(f) a certificate of Borrower, duly executed by a Responsible Officer, certifying and attaching (i) the Operating Documents, (ii) resolutions duly approved by the Board, (iii) any resolutions, consent or waiver duly approved by the requisite holders of Borrower’s Equity Interests, if applicable (or certifying that no such resolutions, consent or waiver is required), and (iv) a schedule of incumbency;

(g) the Perfection Certificate of Borrower Representative, together with the duly executed signature thereto;

(h) evidence satisfactory to Agent, that the insurance policies and endorsements required by Section 6.5 are in full force and effect;

(i) the Intercreditor Agreement;

(j) copies of the executed Revolving Loan Agreement and all related loan documents;

(k) a legal opinion of counsel to Borrower Representative;

(l) Borrower Representative shall have received after the Closing Date net cash proceeds from the issuance of preferred stock or Subordinated Debt (not including proceeds from the conversion or cancellation of Indebtedness) in an aggregate amount of at least $10,000,000, and shall have provided evidence thereof reasonably satisfactory to Agent;

(m) Agent shall have received evidence reasonably satisfactory to Agent that Borrower Representative has achieved Revenue of at least $[***] during the period from October 21, 2018 through March 31, 2019, while maintaining Yielded BOM Margin of not less than [***] during such period; and

(n) payment of the closing fee as specified in Section 2.4(a) and Lender Expenses then due as specified in Section 2.4(d).

3.2 Conditions Precedent to all Loans. Each Lender’s obligations to make each Loan is subject to the following conditions precedent:

(a) timely receipt of an executed Loan Request by Agent (whereupon Agent shall promptly deliver a copy of such Loan Request to each applicable Lender);

(b) the representations and warranties in this Agreement and the other Loan Documents shall be true, accurate, and complete in all material respects on the date of the Loan Request and on the Funding Date of each Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(c) no Event of Default shall have occurred and be continuing or result from the Loan; and

(d) there has not been any event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, or any material adverse deviation by Borrowers from the most recent business plan of Borrowers presented to and accepted by Agent, as determined by Agent in Agent’s discretion.

3.3 Covenant to Deliver.

(a) Subject to Section 3.3(b), Borrowers agree to deliver to Agent each item required to be delivered to Agent under this Agreement as a condition precedent to any Loan. Borrowers expressly agree that a Loan made prior to the receipt by Agent of any such item shall not constitute a waiver by Agent of a Borrower’s obligation to deliver such item, and the making of any Loan in the absence of a required item shall be in Agent’s reasonable discretion.

(b) Borrower agrees to deliver the items set forth on Schedule 2 hereto within the timeframe set forth therein (or by such other date as Agent may approve in writing), in each case, in form and substance reasonably acceptable to Agent.

3.4 Procedures for Borrowing. To obtain a Loan, Borrowers must deliver a completed Loan Request to Agent (which may be delivered by email) no later than 3:00 p.m. Eastern Time, fifteen (15) Business Days prior to the date such Loan is requested to be made (whereupon Agent shall promptly provide a copy of such Loan Request to the affected Lenders). On the Funding Date, each applicable Lender shall fund the applicable Loan in the manner requested by the Loan Request, provided that each of the conditions precedent to such Loan are satisfied.

4.	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Each Borrower hereby grants to Agent, for itself and the ratable benefit of Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If this Agreement is terminated, Agent’s Lien in the Collateral shall continue until the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist) and at such time as all commitments to make Loans has terminated, Agent shall, at Borrowers’ sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to the applicable Borrower.

4.2 Priority of Security Interest. Each Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien under this Agreement). If a Borrower shall acquire a commercial tort claim with a potential recovery in excess of One Hundred Thousand Dollars ($100,000), Borrowers shall promptly notify Agent in writing and deliver such other documents as Agent may reasonably require to grant Agent a perfected security interest in such commercial tort claim. If a Borrower shall acquire a certificate with respect to Shares or any instrument, such Borrower shall promptly notify Agent and deliver the same together with a stock power or instrument of transfer and any necessary endorsement, all in form reasonably satisfactory to Agent.

4.3 Authorization to File Financing Statements. Each Borrower hereby authorizes Agent to file at any time financing statements, continuation statements and amendments thereto with all appropriate jurisdictions to perfect or protect Agent’s interest or rights hereunder. Such financing statements may describe the Collateral as all assets of such Borrower.

4.4 Pledge of Collateral. Each Borrower hereby pledges, assigns and grants to Agent a security interest in all the Collateral consisting of Shares in which such Borrower has any interest, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date or as required pursuant to Section 6.11, the certificate or certificates for such Equity Interests constituting Collateral, to the extent certificated, will be delivered to Agent, accompanied by a stock power or other appropriate instrument of assignment duly executed in blank. To the extent required by the terms and conditions governing such Equity Interests constituting Collateral in which a Borrower has an interest, such Borrower shall cause the books of each Person whose Equity Interests are part of the Collateral and any transfer agent to reflect the pledge of the Equity Interests. Upon the occurrence and during the continuance of an Event of Default hereunder, Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Equity Interests) into the name of Agent and cause new certificates representing such securities to be issued in the name of Agent or its transferee. Each Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Agent may reasonably request to perfect or continue the perfection of Agent’s security interest in the Equity Interests. Unless an Event of Default shall have occurred and be continuing, each Borrower shall be entitled to exercise any voting rights with respect to the Equity Interests in which it has an interest and to give consents, waivers and ratifications in respect thereof, provided that: no such notice shall be required if a Borrower has commenced an Insolvency Proceeding and, in any event, no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuance of an Event of Default.

5.	REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority.

(a) Each Loan Party and each of its Subsidiaries are duly existing and in good standing as a Registered Organization in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any other jurisdiction in which the conduct of their respective business or ownership of property require that they be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse

Effect. In connection with this Agreement, Borrower Representative has delivered to Agent a completed certificate signed by Borrower Representative entitled “Perfection Certificate”. Except to the extent Borrower Representative has provided notice of a legal name change to Agent in accordance with Section 7.2, (i) each Loan Party’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (ii) each Loan Party is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (iii) the Perfection Certificate accurately sets forth each Loan Party’s organizational identification number or accurately states that such Loan Party has none; (iv) the Perfection Certificate accurately sets forth each Loan Party’s place of business, or, if more than one, its chief executive office as well as such Loan Party’s mailing address (if different than its chief executive office); (v) except as set forth in the Perfection Certificate, each Loan Party (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (vi) all other information set forth on the Perfection Certificate pertaining to each Loan Party and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that each Loan Party may from time to time update certain information in the Perfection Certificate after the Closing Date to the extent permitted by one or more specific provisions in this Agreement).

(b) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with such Loan Party’s Operating Documents or other organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which such Loan Party is bound. No Loan Party is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a Material Adverse Effect.

5.2 Collateral.

(a) Each Loan Party has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.

(b) Except for the Collateral Accounts described in the Perfection Certificate or in a notice timely delivered pursuant to Section 6.6, no Loan Party has any Collateral Accounts at or with any bank, broker or other financial institution, and each Loan Party has taken such actions as are necessary to give Agent a perfected security interest therein as required pursuant to the terms of Section 6.6(b). The Accounts are bona fide, existing obligations of the Account Debtors.

(c) The Collateral is located only at the locations identified in the Perfection Certificate and other Permitted Locations. The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as disclosed in writing pursuant to Section 6.12.

(d) Each Loan Party is the sole owner of the material Intellectual Property which it owns or purports to own except for (i) licenses permitted hereunder, including those which constitute “Permitted Transfers”, (ii) open-source software, (iii) over-the-counter software that is commercially available to the public, (iv) material Intellectual Property licensed to such Loan Party and noted on the Perfection Certificate or as disclosed pursuant to Section 6.7(b), and (v) immaterial Intellectual Property licensed to such Loan Party. Each Patent (other than patent applications) which it owns or purports to own and which is material to such Loan Party’s business is, to its knowledge, valid and enforceable, and no part of the Intellectual Property which a Loan Party owns or purports to own and which is material to the Loan Parties’ business has, to its knowledge, been judged invalid or unenforceable, in whole or in part. To the best of each Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Effect. Except as noted on the Perfection Certificate or as disclosed pursuant to Section 6.7(c), no Loan Party is a party to, nor is it bound by, any Restricted License. No Subsidiary which is not a Loan Party owns any material Intellectual Property. It will not be necessary to use any inventions of any of such Loan Party’s employees or consultants (or Persons it currently intends to hire) made prior to their employment by such Loan Party. Each current and prior employee, consultant or other Affiliate thereof has entered into an invention assignment agreement or similar agreement with such Loan Party with respect to all intellectual property rights he or she owns that are related to the Loan Parties’ business.

5.3 Accounts; Material Agreements. The Accounts are bona fide existing obligations. The property or services giving rise to such Accounts have been delivered or rendered. The material licenses and agreements to which any Loan Party or any of its Subsidiaries is a party is in good standing and in full force and effect and no Loan Party is in material breach with respect thereto, to the extent such breach could reasonably be expected to result in a Material Adverse Effect.

5.4 Litigation and Proceedings. Except as set forth in the Perfection Certificate or as disclosed in writing pursuant to Section 6.2, there are no actions, suits, litigations or proceedings, at law or in equity, pending, or, to the knowledge of any Responsible Officer, threatened in writing, by or against any Loan Party or any of its Subsidiaries, officers or directors involving more than, individually or in the aggregate for all related proceedings, Two Hundred Fifty Thousand Dollars ($250,000) or in which any adverse decision has had or could reasonably be expected to have any Material Adverse Effect.

5.5 Financial Statements; Financial Condition. All consolidated and consolidating (if applicable) financial statements for the Loan Parties and each of their Subsidiaries delivered to Agent fairly present in all material respects the consolidated and consolidating (if applicable) financial condition and results of operations of the Loan Parties and each of their Subsidiaries as of the respective dates and for the respective periods then ended, and there are no material liabilities (including any contingent liabilities) which are not reflected in such financial statements. Except as disclosed in writing to Agent, there has not been any material deterioration in the consolidated and consolidating financial condition of the Loan Parties and each of its Subsidiaries or the Collateral since the date of the most recent financial statements submitted to Agent.

5.6 Solvency. The fair salable value of the assets (including goodwill minus disposition costs) of the Loan Parties and each of their Subsidiaries, on a consolidated basis, exceeds the fair value of liabilities of the Loan Parties’ and each of their Subsidiaries, on a consolidated basis; no Loan Party is left with unreasonably small capital after the transactions in this Agreement; and each Loan Party is able to pay its debts (including trade debts) as they mature.

5.7 Consents; Approvals. Each Loan Party and each of its Subsidiaries have obtained all third party consents, approvals, waivers, made all declarations or filings with, given all notices to, and obtained all consents, licenses, permits or other approvals from all Governmental Authorities that are necessary (i) to enter into the Loan Documents and consummate the transactions contemplated thereby, and (ii) to continue their respective businesses as currently conducted, except (with respect to this clause (ii)) where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.8 Subsidiaries; Investments. No Loan Party has any Subsidiaries, except as noted on the Perfection Certificate or as disclosed to Agent pursuant to Section 6.11 below. No Loan Party owns any stock, partnership, or other ownership interest or other Equity Interests except for Permitted Investments.

5.9 Tax Returns and Payments. Each Loan Party and each of its Subsidiaries have timely filed all required tax returns and reports (or appropriate extensions therefor), and such Loan Party and each of its Subsidiaries has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed such Loan Party or such Subsidiary, as applicable, except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed One Hundred Thousand Dollars ($100,000). No Borrower is aware of any claims or adjustments proposed for any prior tax years of any Borrower or any of its Subsidiaries which could result in a material amount of additional taxes becoming due and payable by a Borrower or any of its Subsidiaries.

5.10 Shares. Such Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit such Borrower from pledging the Shares pursuant to this Agreement. There are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. The Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and such Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.11 Compliance with Laws.

(a) No Loan Party or Subsidiary of Loan Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940 as amended.

(b) No Loan Party or Subsidiary of a Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). None of the proceeds of the Loans or other extensions of credit under this Agreement have been (or will be) used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

(c) No Loan Party has taken or permitted to be taken any action which might cause any Loan Document to violate any regulation of the Federal Reserve Board. Neither the making of the Loans hereunder nor Borrowers’ use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. No Loan Party, nor any of its Subsidiaries, nor any Affiliate of any Loan Party or of any Subsidiary, nor any present holder of Equity Interests of any of the foregoing (i) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) or in Section 1 of the Anti-Terrorism Order or similar sanctions laws of any other Governmental Authority including of any other applicable jurisdiction, (ii) is, or will become, a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC, (iii) is, or will become, a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Anti-Terrorism Order, or (iv) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person.

(d) Each Loan Party and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act. No part of the proceeds from the Loans made hereunder has been (or will be) used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(e) No Reportable Event or Prohibited Transaction, as defined in ERISA has occurred or is reasonably expected to occur, and no Loan Party has failed to meet the minimum funding requirements of ERISA. No Loan Party has violated any applicable environmental laws in any material respect, maintains any properties or assets which have been designated in any manner pursuant to any environmental protection statute as a hazardous materials disposal site, or has received any notice, summons, citation or directive from the Environmental Protection Agency or any other similar Governmental Authority.

5.12 Full Disclosure. No written representation, warranty or other statement of a Loan Party or any of its Subsidiaries in any certificate or written statement by or on behalf of a Loan Party or any of its Subsidiaries in connection with this Agreement, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in light of the circumstances under which they were made (it being recognized that the projections and forecasts provided by any Loan Party in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6.	AFFIRMATIVE COVENANTS

Each Borrower shall, and shall cause each Loan Party to, do all of the following:

6.1 Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect; comply, and cause each Subsidiary to comply, in all material respects, with all laws, ordinances and regulations to which it is subject except where a failure to do so could not reasonably be expected to have a Material Adverse Effect; obtain all of the Governmental Approvals required in connection with such Loan Party’s business and for the performance by each Loan Party of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Agent in the Collateral, and comply with all terms and conditions with respect to such Governmental Approvals.

6.2 Financial Statements, Reports, Certificates. Provide Agent with the following:

(a) Monthly Financial Statements. Within thirty (30) days after the last day of each month, a company prepared consolidated and consolidating (if applicable) balance sheet, income statement and statement of cash flows covering the Loan Parties and each of their Subsidiaries’ operations for such month, in form reasonably acceptable to Agent, certified by a Responsible Officer as having been prepared in accordance with GAAP, consistently applied, except for the absence of footnotes, and subject to normal year-end adjustments.

(b) Monthly Compliance Certificate. Within thirty (30) days after the last day of each month and together with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, the Loan Parties were in full compliance with all of the terms and conditions of this Agreement.

(c) Annual Operating Budget and Financial Projections. Within forty-five (45) days after the end of each fiscal year of Borrower Representative (and promptly and within ten (10) days of any material modification thereto), an annual operating budget, on a consolidated and consolidating (if applicable) monthly basis (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower Representative, together with any related business forecasts used in the preparation thereof.

(d) Annual Audited Financial Statements. Beginning with fiscal year 2019, as soon as available, but no later than 180 days after the last day of Borrower Representative’s fiscal year, audited consolidated financial statements prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Agent, together with any management letter with respect thereto, provided that provided that the inclusion of explanatory language casting doubt on Borrower’s ability to continue as a going concern due to the need to raise additional financing or refinance Indebtedness shall not cause such financial statements to be deemed “qualified” for purposes of this clause (d); and for the fiscal year 2018, as soon as available, but no later than sixty (60) days following the end of Borrower Representative’s fiscal year, a company prepared consolidated balance sheet and income statement covering Borrower Representative’s consolidated operations for such fiscal year certified by a Responsible Officer and in a form acceptable to Agent (it being agreed that the form of such documents provided to Agent prior to the Closing Date are acceptable to Agent);

(e) Other Statements. Within ten (10) days of delivery, copies of all material statements, reports and notices generally made available to all Borrower Representative’s Equity Interest holders or to all holders of Borrower Representative’s preferred stock or to any holders of Subordinated Debt, in each case other than solely in their capacity as members of the Borrower Representative’s Board or management.

(f) SEC Filings. In the event that Borrower Representative becomes subject to the reporting requirements under the Exchange Act within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower Representative with the Securities and Exchange Commission. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower Representative’s website on the internet at Borrower’s website address.

(g) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against any Loan Party or any of its Subsidiaries that could result in damages or costs to any Loan Party or any of its Subsidiaries, individually or in the aggregate for all related proceedings, of Two Hundred Fifty Thousand Dollars ($250,000) or more, or of any legal actions pending or threatened in writing by Loan Party or any of its Subsidiaries against any third person with respect to a material claim, and with respect to any pending action or threatened in writing involving a Loan Party or any of its Subsidiaries, in each case of Two Hundred Fifty Thousand Dollars ($250,000) or more, a prompt report of any material development with respect thereto.

(h) Valuation Reports; Capitalization Tables. A copy of each 409A valuation report as to Borrower Representative’s capital stock that Borrower Representative receives after the Closing Date within ten (10) days after the Borrower Representative’s receipt thereof, and an updated copy of Borrower Representative’s summary capitalization table within ten (10) days of any material modification to the aggregate fully-diluted capitalization numbers as set forth in the version most recently delivered to Agent.

(i) Board Materials. Within ten (10) days of the date Borrower Representative provides materials to the members of Borrower Representative’s Board, copies of all materials that Borrower Representative provides to its Board in connection with meetings of Borrower Representative’s Board, including any reports with respect to Borrowers’ operations or performance, and promptly after such meeting, minutes of such meetings; provided, however, the foregoing may be subject to such exclusions and redactions as necessary in order to (A) preserve the confidentiality of highly sensitive proprietary information, (B) exclude materials which in the reasonable good faith judgment of Borrower may present a conflict of interest or (C) prevent impairment of the attorney client privilege with respect to pending or threatened litigation.

(j) Intellectual Property Report. Together with the Compliance Certificate delivered at the end of each calendar quarter, a report in form reasonably acceptable to Agent, listing any applications or registrations that any Loan Party or any of its Subsidiaries has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in any Loan Party or any of its Subsidiaries’ Intellectual Property.

(k) Other Reports and Information. Together with the monthly financial reports, reports as to the following, in form acceptable to Agent: accounts receivable and accounts payable aging, and any other information related to the financial or business condition of any Loan Party as and when reasonably requested by Agent.

(l) Bank Account Statements. At the end of each month, a copy of each account statement, with transaction detail, for each Deposit Account or Securities Account of a Loan Party or any of its Subsidiaries, or within seven (7) Business Days, upon Agent’s request, evidence satisfactory to Agent of the balance maintained in any such Deposit Account or Securities Account.

(m) Annual Tax Return. Within five (5) days of filing, a copy of Borrower Representative’s federal income tax return, and any amendment thereto.

(n) Equity Financing Documents. Together with the Compliance Certificate due after the closing of any preferred stock financing consummated after the Closing Date, a copy of the documents entered into in connection therewith.

Agent may require Borrowers to provide any required reports, notices and certificates through various electronic means, including Agent’s portfolio monitoring online portal.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between a Loan Party and its Account Debtors shall follow such Loan Party’s customary practices as they exist at the Closing Date. Borrower Representative shall promptly notify Agent of all returns, recoveries, disputes and claims that involve more than Two Hundred Fifty Thousand Dollars ($250,000), individually, or that involve collectively an amount more than Five Hundred Thousand Dollars ($500,000).

6.4 Taxes; Pensions. Timely file, and cause each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Loan Party and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 or as is otherwise permitted in Section 5.8, and shall deliver to Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund in all material respects all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance.

(a) Keep, and cause each Subsidiary to keep, its business and the Collateral insured for risks and in amounts standard for companies in the Loan Parties’ industry and location and as Agent may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of any Loan Party, and in amounts that are reasonably satisfactory to Agent.

(b) Ensure that proceeds payable under any property policy with respect to Collateral are, at Agent’s option, payable to Agent on account of the Obligations. To that end, all property policies shall have a lender’s loss payable endorsement showing Agent as lender loss payee, all liability policies shall show, or have endorsements showing, Agent as an additional insured, in each case, in form satisfactory to Agent and as set forth on Exhibit E.

(c) Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, the Loan Parties shall have the option of applying the proceeds of any casualty policy up to Five Hundred Thousand Dollars ($500,000), in the aggregate per fiscal year, toward the prompt replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Agent has been granted a first priority security interest and (b) after the occurrence and during the continuance of an Event of Default, all such proceeds shall, at the option of Agent, be payable to Agent on account of the Obligations.

(d) At Agent’s reasonable request, Borrower Representative shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Agent, that it will give Agent thirty (30) days prior written notice before any such policy or policies shall be canceled (or ten (10) days’ notice for cancellation for non-payment of premiums).

(e) If any Loan Party fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Agent deems prudent.

6.6 Deposit and Securities Accounts.

(a) Maintain Collateral Accounts only at the banks and other financial institutions identified in the Perfection Certificate or as disclosed pursuant to a notice timely delivered pursuant to subsection (b) below. Borrowers shall further maintain an ACH payment structure in favor of Agent, reasonably satisfactory to Agent.

(b) Provide Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank, broker or other financial institution, and upon opening such account, provide Agent with a written notice identifying the name, address of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor. For each Collateral Account that any Loan Party at any time maintains, Borrowers shall cause the applicable bank, broker or financial institution at or with which any Collateral Account is maintained to execute and deliver an Account Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such Collateral Account in accordance with the terms hereunder which Account Control Agreement may not be terminated without the prior written consent of Agent. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent by Borrowers as such, provided that the aggregate balance maintained in such account shall not exceed the amount payable in respect of payroll, payroll taxes and employee wage and benefit payments during the then-next payroll period; (ii) Loan Parties’ Collateral Accounts which are used exclusively to hold cash collateral subject to a Lien described in clause (h) of the defined term “Permitted Liens”; (iii) Loan Parties’ Stripe account so long as such account holds no more than Fifty Thousand Dollars ($50,000) at any time or (iv) during the sixty (60) day period following the Closing Date, Loan Parties’ accounts maintained at Wells Fargo Bank, N.A. and Pacific Western Bank, provided that prior to the date the Term Loans are advanced, the aggregate balance of accounts maintained with Wells Fargo Bank, N.A. and Pacific Western Bank which are not subject to an Account Control Agreement shall not exceed $250,000.

6.7 Intellectual Property.

(a) Protect, defend and maintain the validity and enforceability of its Intellectual Property material to its business; promptly advise Agent in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property material to its business; not suffer any material claim of infringement that could reasonably be expected to have a Material Adverse Effect unless such claim is dismissed within thirty days from initiation thereof or Borrowers have demonstrated to Agent’s satisfaction that such proceedings are without merit and adequate reserves have been taken; and not allow any Intellectual Property material to the Loan Parties’ business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.

(b) If any Loan Party (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner or licensee, or (ii) applies for any Patent or the registration of any Trademark, then Borrower Representative shall provide written notice thereof to Agent within the later of (1) ten (10) days and (2) the then-next Compliance Certificate and shall execute such intellectual property security agreements and other documents and take such other actions as Agent may request to perfect and maintain a first priority perfected security interest in favor of Agent in such property. If a Loan Party decides to register any Copyrights or mask works in the United States Copyright Office, Borrower Representative shall: (x) provide Agent written notice within the later of (1) ten (10)

days and (2) the then-next Compliance Certificate of such Loan Party’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Agent may request to perfect and maintain a first priority perfected security interest in favor of Agent in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower Representative shall provide to Agent copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Agent to perfect and maintain a first priority perfected security interest in such property.

(c) Provide written notice to Agent within the later of (x) ten (10) days after or (y) the then next Compliance Certificate following any Loan Party entering or becoming bound by any Restricted License (other than off the shelf software and services that are commercially available to the public). With the exception of the Stanford License, each Borrower shall take commercially reasonable steps as Agent reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Loan Documents.

6.8 Litigation Cooperation. From the Closing Date and continuing through the termination of this Agreement, make available to Agent and Lenders, without expense to Agent or Lenders, each Loan Party and its officers, employees and agents and each Loan Party’s books and records, to the extent that Agent or any Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent or Lender with respect to any Collateral or relating to such Loan Party.

6.9 Access to Collateral; Books and Records. Allow Agent, or its agents, to inspect the Collateral and audit and copy such Loan Party’s Books in accordance with Section 6.13. Such inspections or audits shall be conducted no more often than once every six (6) months, on five (5) days’ prior notice, unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Agent shall determine is necessary. The foregoing inspections and audits shall be at Borrowers’ expense.

6.10 Financial Covenant. Borrower Representative shall achieve Revenue for the periods set forth in the schedule below, not less than the amount specified opposite each such period, tested monthly, and during each such period shall maintain Yielded BOM Margin of at least [***].

Test Period	Minimum Revenue
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Notwithstanding the foregoing, if as of any test date, Borrower Representative has achieved Revenue for the [***], Borrowers shall not be required to test compliance with the foregoing covenant as of such date and for all subsequent test dates.

6.11 Joinder of Subsidiaries. No later than thirty (30) days after such time as a Loan Party or any of its Subsidiaries forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, or at any time upon Agent’s reasonable request with respect to any Subsidiary whether existing as of the Closing Date or thereafter created or acquired: (a) promptly, and in any event within ten (10) days of creation, acquisition or request, as applicable, provide written notice to Agent together with certified copies of the Operating Documents for such Subsidiary, and (b) promptly, and in any event within thirty (30) days of formation or creation, or upon Agent’s reasonable request, as applicable: (i) take all such action as may be reasonably required by Agent to cause any such Domestic Subsidiary to either: (A) provide to Agent a joinder to this Agreement pursuant to which such Domestic Subsidiary becomes a Loan Party hereunder, or (B) guarantee the Obligations of Borrowers under the Loan Documents and grant a security interest in and to the collateral of such Domestic Subsidiary (substantially as described on Exhibit B), in each case together with such Account Control Agreements and other documents, instruments and agreements reasonably requested by Agent, all in form and substance satisfactory to Agent (including being sufficient to grant Agent a first priority Lien, subject to Permitted Liens) in and to the assets of such Domestic Subsidiary and (ii) pledge all of the Shares in such Subsidiary. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

6.12 Property Locations.

(a) Provide to Agent at least ten (10) days’ prior written notice before adding any new offices or business or Collateral locations, including warehouses (unless such new offices or business or Collateral locations qualify as Excluded Locations).

(b) With respect to any property or assets of a Loan Party located with a third party, including a bailee, datacenter or warehouse (other than Excluded Locations), Borrowers shall cause such third party to execute and deliver a Collateral Access Agreement for such location, including an acknowledgment from each of the third parties that it is holding or will hold such property for Agent’s benefit. Borrowers shall deliver to Agent each warehouse receipt, where negotiable, covering any such property.

(c) With respect to any property or assets of a Loan Party located on leased premises (other than Excluded Locations), Borrowers shall cause such third party to execute and deliver a Collateral Access Agreement for such location.

6.13 Management Rights. Upon reasonable notice, any representative of Lenders shall have the right to meet with management and officers of Borrowers to discuss such books of account and records. In addition, Lenders shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrowers concerning significant business issues affecting Borrowers. Such consultations shall not unreasonably interfere with any Loan Party’s business operations.

6.14 Further Assurances. Execute any further instruments and take further action as Agent reasonably requests to perfect or continue Agent’s Lien in the Collateral or to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS

No Borrower shall, or shall cause or permit any of its Subsidiaries to, do any of the following:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”) all or any part of its business or property, except for Permitted Transfers.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in any business other than the businesses currently engaged in or in other similar or related business by such Person, as applicable, or reasonably related thereto; (b) cease doing business, or liquidate or dissolve; or (c) fail to provide notice to Agent of any Key Person departing from or ceasing to be employed by Borrower within ten (10) days after departure from Borrower Representative; (d) permit or suffer a Change in Control, (e) without at least twenty (20) days prior written notice to Agent, add any new offices or business locations, including warehouses (unless such new offices or business locations already qualifies as a Permitted Location), or (f) without at least ten (10) days prior written notice to Agent (i) change its jurisdiction of organization, (ii) change its organizational structure or type, (iii) change its legal name, or (iv) change its organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate to merge or consolidate, with any other Person, or acquire all or substantially all of the capital stock or property of another Person or business line of another Person (including, without limitation, by the formation of any Subsidiary), provided that a Subsidiary may merge, dissolve, liquidate, or consolidate into another Subsidiary or into a Borrower. For the avoidance of doubt, Borrower may create a Subsidiary as provided in the definition of “Permitted Investments”.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, except in accordance with the Intercreditor Agreement.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b).

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any Equity Interests provided that (i) Borrower Representative may convert any of its convertible Equity Interests (including warrants) into other Equity Interests issued by Borrower Representative pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower Representative may convert Subordinated Debt issued by Borrower Representative into Equity Interests issued by Borrower Representative pursuant to the terms of such Subordinated Debt and to the extent permitted under the terms of the applicable subordination or intercreditor agreement with Agent; (iii) any Borrower or Subsidiary thereof may pay dividends solely in Equity Interests of such Borrower or Subsidiary; (iv) Borrower Representative may make cash payments in lieu of fractional shares; and (v) Borrower Representative may repurchase the Equity Interests issued by Borrower Representative to employees, officers, directors, contractors and other service providers upon cessation of employment or service, as applicable, at a purchase price not in excess of the original issue price, pursuant to bona fide, good faith stock repurchase agreements approved by Borrower Representative’s Board so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate purchase price for all such repurchases does not exceed Two Hundred Fifty Thousand Dollars ($250,000) during the term of this Agreement; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary), other than Permitted Investments. Notwithstanding the foregoing, Loan Parties shall be permitted to make the repurchases, payments or distributions expressly permitted above only if, at such time, and immediately after giving effect thereto: (i) no Default or Event of Default, exists or could reasonably be expected to occur, (ii) each Loan Party is solvent, and (iii) such payment or distribution is permitted under and is made in compliance with all applicable laws.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Loan Party, except for (a) transactions that are in the Ordinary Course of Business and on fair and reasonable terms that are no less favorable to such Person than would be obtained in an arm’s length transaction with a non-affiliated Person; (b) bona fide rounds of Subordinated Debt or equity financing by investors in Borrower Representative for capital raising purposes, (c) Investments described in clauses (c), (d), (e) and (k) of the definition of “Permitted Investments” and (d) reasonable and customary director, officer and employee compensation and other customary benefits including retirement, health, stock option and other benefit plans and indemnification arrangements approved by Borrower Representative’s Board.

7.9 Subordinated Debt and Revolving Indebtedness. (a) Make or permit any payment on any Subordinated Debt and Revolving Indebtedness, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt and Revolving Indebtedness is subject, or (b) amend any provision in any document relating to the Subordinated Debt and Revolving Indebtedness which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to the Obligations except in each case under the terms of the subordination agreement, Intercreditor Agreement, or other similar agreement to which such Subordinated Debt and Revolving Indebtedness is subject.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Effect, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any material liability of a Loan Party or any of its Subsidiaries, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Any Loan Party fails to pay any Obligations after such Obligations are due and payable.

8.2 Covenant Default.

(a) A Borrower fails or neglects to perform any obligation in Sections 3.3(b), Sections 6.1 (except with respect to maintenance of good standing), 6.2, 6.4, 6.5, 6.6, 6.7, 6.9, or 6.11, or violates any covenant in Section 7; or

(b) A Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in Section 8.2(a)) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof.

8.3 Investor Abandonment. Agent determines, in its good faith business judgment, that (i) it is the clear intention of investors of Borrower Representative to not continue to fund the Borrower in amounts and on a timeframe necessary to enable Borrowers to satisfy the Obligations as they become due and payable, to the extent such funding is necessary, except if Borrower Representative has provided assurances satisfactory to Agent that prospective investors in Borrower Representative identified to Agent by Borrower Representative and acceptable to Agent, will make investments in Borrower Representative on terms satisfactory to Agent in such amounts.

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of a Loan Party or of any of its Subsidiaries in excess of Twenty-Five Thousand Dollars ($25,000), or (ii) a notice of Lien or levy is filed against the assets of any Loan Party or any of its Subsidiaries with a value in excess of Twenty-Five Thousand Dollars ($25,000) by any Governmental Authority, and the same under clauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Loans shall be made during any ten (10) day cure period; or

(b) (i) Any material portion of the assets of a Loan Party or any of its Subsidiaries is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents a Loan Party or any of its Subsidiaries from conducting all or any material part of its business.

8.5 Insolvency. (a) A Loan Party or any of its Subsidiaries, as a whole, is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent, the realizable value of the Loan Parties’ assets is less than the aggregate sum of its liabilities, or the Loan Parties; (b) a Loan Party or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against a Loan Party or any of its Subsidiaries and is not dismissed or stayed within forty-five (45) days (but no Loans shall be made while any of the conditions described in this Section 8.5 exist and/or until any Insolvency Proceeding is dismissed).

8.6 Other Agreements. There is, under any agreement to which a Loan Party or any of its Subsidiaries is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000) (except if such third party is restricted from accelerating the maturity of such Indebtedness, including pursuant to the terms of a subordination or similar agreement in favor of Agent) or which default gives rise to a right by such third party to initiate a blockage period or otherwise prevent Agent from exercising remedies pursuant to this Agreement; or (b) any breach or default by a Loan Party or a Subsidiary of such Loan Party, the result of which could have a Material Adverse Effect.

8.7 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against a Loan Party or any of its Subsidiaries by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, vacated, or after execution thereof, stayed or bonded pending appeal, (provided that no Loans will be made prior to the vacation, stay, or bonding of such fine, penalty, judgment, order or decree).

8.8 Misrepresentations. Any Loan Party or any Person acting for such Loan Party makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent or any Lender or to induce any Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made.

8.9 Subordinated Debt. Any Subordination Agreement governing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, in each case other than pursuant to its terms, any party thereto other than Agent or a Lenders shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further obligation thereunder, or the Obligations shall for any reason not have the priority contemplated by this Agreement.

8.10 Governmental Approval. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed for a full term, and such revocation, rescission, suspension, modification or non-renewal has, or could have, a Material Adverse Effect.

8.11 Guaranty. Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect.

9.	AGENT’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent may, at its option, or upon election by Lenders, shall, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent or any lender);

(b) stop advancing money or extending credit for any Borrower’s benefit under this Agreement (and each Lender’s Commitment shall be deemed terminated as long as an Event of Default has occurred and is continuing);

(c) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent considers advisable, and notify any Person owing a Borrower money of Agent’s security interest in such funds;

(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral;

(e) ratably apply to the Obligations any amount held by Agent or any Lender owing to or for the credit or the account of a Borrower;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral;

(g) deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Account Control Agreement or similar agreements providing control of any Collateral;

(h) demand and receive possession of any Borrower’s Books; and

(i) exercise all rights and remedies available to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Borrowers shall assemble the Collateral if Agent requests and make it available as Agent designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies. Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, a Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section, a Borrower’s rights under all licenses and all franchise agreements inure to Agent’s benefit.

9.2 Power of Attorney. Each Borrower hereby irrevocably appoints Agent (and any of Agent’s partners, managers, officers, agents or employees) as its lawful attorney-in-fact, with full power of substitution, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) send requests for verification of Accounts or notify Account Debtors of Agent’s security interest and Liens in the Collateral; (b) endorse such Borrower’s name on any checks or other forms of payment or security; (c) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (d) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Agent determines reasonable; (e) make, settle, and adjust all claims under such Borrower’s insurance policies; (f) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (g) transfer the Collateral into the name of Agent or a third party as the Code permits; and (h) dispose of the Collateral. Each Borrower further hereby appoints Agent (and any of Agent’s partners, managers, officers, agents or employees) as its lawful attorney-in-fact, with full power of substitution, regardless of whether or not an Event of Default has occurred or is continuing to: (i) sign such Borrower’s name on any documents and other Security Instruments necessary to perfect or continue the perfection of, or maintain the priority of, Agent’s security interest in the Collateral, and (ii) take any and all such actions as Agent may reasonably determine to be necessary or advisable for the purpose of maintaining, preserving or protecting the Collateral or any of the rights, remedies, powers or privileges of Agent under this Agreement or the other Loan Documents. Agent’s foregoing appointment as each Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist) have been fully repaid, in cash, and otherwise fully performed and all commitments to make Loans hereunder have been terminated.

9.3 Protective Payments. If a Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which such Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Lender Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Agent will provide Borrower Representative with notice of Agent obtaining such insurance prior to the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Agent shall have the right to apply in any order any funds in its possession, whether payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations, for the ratable benefit of Lenders. Agent shall pay any surplus to Borrowers by credit to the Deposit Account designated by Borrowers or to such other Persons legally entitled thereto. Borrowers shall remain liable to Agent and Lenders for any deficiency. If Agent, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of cash or immediately available funds therefor.

9.5 Agent’s Liability for Collateral. So long as Agent complies with reasonable secured lender practices regarding the safekeeping of the Collateral in the possession or under the control of Agent, Agent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrowers bear all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Any failure by Agent or any Lender, at any time or times, to require strict performance by each Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent or Lenders thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Agent and Lenders’ rights and remedies under this Agreement and the other Loan Documents are cumulative. Agent has all rights and remedies provided under the Code, by law, or in equity. Agent or Lender’s exercise of one right or remedy is not an election and shall not preclude Agent or Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and any waiver of any

Event of Default is not a continuing waiver. Any delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Each Borrower waives presentment, demand, notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension, or renewal of accounts, documents, instruments or chattel paper.

10.	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon confirmation of receipt, when sent by electronic mail transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below. Agent and Borrowers may change their respective mailing or electronic mail addresses by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Ouster, Inc. 350 Treat Avenue San Francisco, CA 94110 Attention: Michael Yee and Myra Pasek Email: michael.yee@ouster.io; myra.pasek@ouster.io

With a copy, not constituting notice, to:	LATHAM & WATKINS LLP 505 Montgomery Street, Suite 2000 San Francisco, CA 94111 Attention: Haim Zaltzman Telephone: 415-395-8870
email: haim.zaltzman@lw.com

If to Agent:	Runway Growth Credit Fund Inc. 205 N Michigan Ave., Suite 4200 Chicago, IL 60601 Attention: Thomas Raterman; Karl Albrecht Email: tr@runwaygrowth.com; ka@runwaygrowth.com

With a copy, not constituting notice, to:	Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 Attn: Cynthia Bai Email: cbai@cooley.com

11.	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, this Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law. Each Borrower, Agent and the Lenders hereby submits to the exclusive jurisdiction of the State and Federal courts in New York County, City of New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent or any Lender. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Borrower at the address set forth in, or subsequently provided by such Borrower in accordance with, Section 10 and that service so made shall be deemed completed upon the earlier to occur of Borrowers’ actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid. Each party hereto hereby expressly waives any claim to assert that the laws of any other jurisdiction govern this Agreement.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, EACH PARTY HERETO AGREES THAT IT SHALL NOT SEEK FROM ANY OTHER PARTY UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, including to the extent Agent or any Lender seeks to enforce any judgment or takes any legal action in any other jurisdiction to realize upon the Collateral, the parties hereto agree that, with respect to any actions and proceedings with respect to which the above jury trial waiver is not enforceable, such disputes shall be decided by a reference to a private judge, mutually selected by the parties, including, if applicable, in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. This Section 11 shall survive the termination of this Agreement.

12.	GENERAL PROVISIONS

12.1 Termination Prior to Term Loan Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied in full, in cash and all commitments to extend credit pursuant to this Agreement have terminated. So long as Borrowers have satisfied the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement), this Agreement and any remaining commitments to extend credit may be terminated prior to the Term Loan Maturity Date by Borrowers, by written notice of termination to Agent (whereupon Agent shall promptly provide a copy of such notice to Lenders). Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Borrower may assign this Agreement or any rights or obligations under it without Agent’s prior written consent (which may be granted or withheld in Agent’s discretion). Each Lender has the right, without the consent of or notice to Borrowers, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrant, as to which assignment, transfer and other such actions are governed by the terms thereof). Notwithstanding the foregoing, prior to the occurrence of an Event of Default that is continuing, none of Agent or any Lender shall assign any interest in the Loan Documents to any Person who is (a) a direct competitor of a Borrower, or (b) a vulture fund or distressed debt fund.

12.3 Indemnification. Each Borrower agrees to indemnify, defend and hold Agent and each Lender and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort) (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Lender Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions among Agent, Lenders and Borrowers (including reasonable attorneys’ fees and expenses), except for Claims and/or losses to the extent directly caused by such Indemnified Person’s gross negligence or willful misconduct. Each Borrower agrees to pay, and to save Agent and each Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Agent or Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement. This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4 Borrower Liability. If any Person is joined to this Agreement as a Borrower, the following provisions shall apply: Each Borrower hereunder shall be jointly and severally obligated to repay all Loans made hereunder, regardless of which Borrower actually receives said Loan, as if each Borrower hereunder directly received all Loans. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Agent to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Agent may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Agent under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by such Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Lenders and such payment shall be promptly delivered to Agent, for the ratable benefit of Lenders, for application to the Obligations, whether matured or unmatured.

12.5 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.6 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7 Correction of Loan Documents. Agent may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Agent provides Borrower Representative with written notice of such correction and allows Borrower Representative at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by Agent, Lenders and Borrowers.

12.8 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. Any waiver or amendment shall be subject to an administrative fee of $15,000 and payment of Lender Expenses incurred in connection therewith. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations among the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.9 Counterparts; Electronic Execution of Documents. This Agreement and any other Loan Documents, except to the extent otherwise required pursuant to the terms thereof, may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act. Delivery of an executed counterpart of a signature page of any Loan Document by electronic means including by email delivery of a “.pdf” format data file shall be effective as delivery of an original executed counterpart of such Loan Document.

12.10 Confidentiality. In handling any confidential information, Agent and Lender agree to exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to its Subsidiaries or Affiliates; (b) subject to an agreement containing provisions substantially the same as those of this Section 12.10, to prospective transferees or purchasers of any interest in the Loans; (c) as required by law, regulation, subpoena, or other order and in connection with reporting obligations applicable to Agent or Lender, including pursuant to the Securities Exchange Act of 1934, as amended; (d) to Agent or Lender’s regulators or as otherwise required in connection with any examination or audit; (e) as Agent or Lender considers appropriate in connection with the exercise of remedies with respect to the Obligations; and (f) to third-party service providers of Agent or Lenders so long as such service providers are bound by confidentiality terms not more permissive than the terms hereof. Confidential information does not include information that is either: (i) in the public domain or in Agent or any Lender’s possession when disclosed to Agent or Lender, as applicable, or becomes part of the public domain (other than as a result of its disclosure by Agent or Lender in violation of this Agreement) after disclosure to Agent or Lender, as applicable; or (ii) disclosed to Agent or Lender by a third party, if Agent or Lender, as applicable, does not know that the third party is prohibited from disclosing the information. The provisions of this paragraph shall survive the termination of this Agreement.

12.11 Borrower Representative. Each of the Borrowers hereby appoints Borrower Representative to act as its exclusive agent for all purposes under the Loan Documents (including, without limitation, with respect to all matters related to the borrowing and repayment of any Loan). Each of the Borrowers acknowledges and agrees that (a) Borrower Representative may execute such documents on behalf of any Borrower as Borrower Representative deems appropriate in its sole discretion and each Borrower shall be bound by and obligated by all of the terms of any such document executed by Borrower Representative on its behalf, (b) any notice or other communication delivered hereunder to Borrower Representative shall be deemed to have been delivered to each Borrower and (c) Agent and any Lender shall accept (and shall be permitted to rely on) any document or agreement executed by Borrower Representative on behalf of Borrowers (or any of them). Borrower must act through the Borrower Representative for all purposes under this Agreement and the other Loan Documents. Notwithstanding anything contained herein to the contrary, to the extent any provision in this Agreement requires any Borrower to interact in any manner with Agent or any Lender, such Borrower shall do so through Borrower Representative.

12.12 Tax Treatment. Each party hereto hereby acknowledges and agrees that the Loans made on the Closing Date are part of an investment unit within the meaning of Section 1273(c)(2) of the Internal Revenue Code of 1986, as amended, which includes the Warrant. Notwithstanding anything to the contrary contained herein, each party hereto hereby further acknowledges and agrees that for United States federal, state and local income tax purposes the aggregate “issue price” of the Loans made on the Closing Date under Section 1273(b) of the Internal Revenue Code of 1986, as amended, shall equal $[__________] and the aggregate purchase price and fair market value of the Warrant shall equal $[__________]. Each party hereto agrees to use the foregoing issue price and purchase price, as applicable, for all income financial accounting and regulatory purposes with respect to this transaction.

12.13 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.17 Appointment of Agent.

(a) Each Lender hereby appoints Agent to act on behalf of Lenders as administrative agent and collateral under this Agreement and the other Loan Documents, and to hold and enforce any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations. The provisions of this Section 12.17 are solely for the benefit of Agent and Lenders and no Loan Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or any other Person. Agent shall not have any duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents, together with such powers as are reasonably related thereto. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender.

(b) If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until it shall have received instructions from Lenders, and Agent shall incur no liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document for any reason. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent’s acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Lenders.

(c) Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limitation of the generality of the foregoing, Agent: (i) may consult with legal counsel, independent chartered accountants and other experts and consultants selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, experts or consultants; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Loan Party or to inspect the Collateral (including the books and records) of any Loan Party; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by email, telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

(d) With respect to its Commitments and Loans hereunder, Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Agent in its individual capacity (to the extent it holds any Obligations owing to Lenders or Commitments hereunder). Agent and each of its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Loan Party, any of their Affiliates and any Person who may do business with or own securities of any Loan Party or any such Affiliate, all as if Agent was not Agent and without any duty to account therefor to Lenders. Agent and its Affiliates may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

(e) Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, made its own credit and financial analysis of the Loan Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

(f) Each Lender agrees to indemnify Agent (to the extent not reimbursed by Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to its respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent in connection therewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable and documented counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by the Loan Parties.

(g) Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrowers. Upon any such resignation, Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by Lenders and shall have accepted such appointment within thirty (30) days after Agent’s giving notice of resignation, then Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution has combined capital of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as Lenders appoint a successor Agent as provided above. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity, expense reimbursement or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 12.17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

(h) In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, with the prior written consent of Agent, each Lender and each holder of any Obligation is hereby authorized at any time or from time to time, without notice to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Loan Party or any Subsidiary of a Loan Party (regardless of whether such balances are then due to such Loan Party or such Subsidiary) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of any Loan Party or any Subsidiary of a Loan Party against and on account of any of the Obligations which are not paid when due. Any Lender or holder of any Obligation exercising a right to set off or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof in accordance with the terms of this Agreement relating to the priority of the repayment of the Obligations shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so set off or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares and in accordance with the terms of this Agreement relating to the priority of the repayment of the Obligations. Each Loan Party agrees, to the fullest extent permitted by law, that (i) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amount so set off to other Lenders and holders and (ii) any Lender or holders so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers’ Lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

(i) Nothing in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to the Borrowers on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance until reimbursed by the applicable Lender.

(j) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received thereby, then Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.

(k) If Agent determines at any time that any amount received thereby under this Agreement must be returned to Borrowers or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrowers or such other Person, without set-off, counterclaim or deduction of any kind.

(l) Agent will use reasonable efforts to provide Lenders with any written notice of Event of Default received by Agent from, or delivered by Agent to, any Loan Party; provided, however, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable solely to Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(m) Anything in this Agreement or any other Loan Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender and with Agent that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (including exercising any rights of set-off) without first obtaining the prior written consent of Agent, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Lenders.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.

BORROWER

OUSTER, INC.

By	/s/ Charles Angus Pacala
Name:	Charles Angus Pacala
Title:	Chief Executive Officer

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing

AGENT:

RUNWAY GROWTH CREDIT FUND INC.

By	/s/ David Spreng
Name:	David Spreng
Title:	Chief Executive Officer

LENDER:

RUNWAY GROWTH CREDIT FUND INC.

By	/s/ David Spreng
Name:	David Spreng
Title:	Chief Executive Officer

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following capitalized terms have the following meanings:

“Account” means any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to a Borrower.

“Account Control Agreement” means any control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Loan Party maintains a Securities Account or a Commodity Account, one or more Loan Parties, and Agent pursuant to which Agent, for the benefit of Lenders, obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Account Debtor” means any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” means, with respect to any Person, each other Person that owns or controls, directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” has the meaning set forth in the preamble of this Agreement.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Anti-Terrorism Order” means Executive Order No. 13,224 as of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.

“Applicable Rate” means a variable annual rate equal to the applicable LIBOR, plus 8.50%, provided that if, at any time, Lenders notify Agent that Lenders have determined that (x) Lenders are unable to determine or ascertain the LIBOR, or (y) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts or for the relative maturities are not being offered for the LIBOR period, or (z) the Applicable Rate will not accurately or fairly cover or reflect the cost to Lenders of maintaining any of the Obligations under this Agreement based upon the Applicable Rate as determined by reference to LIBOR, then Agent shall promptly give notice thereof to Borrowers, and, until Agent has received notification from Lenders that such conditions or circumstances no longer exist, whereupon Agent shall promptly so notify Borrowers, the Applicable Rate shall be the Prime Rate plus 6.00% during such period of time.

“Automatic Payment Authorization” means the Automatic Payment Authorization in substantially the form of Exhibit F.

“Board” means, with respect to any Person, the board of directors, board of managers, managers or other similar bodies or authorities performing similar governing functions for such Person.

“Borrower” and “Borrowers” has the meaning set forth in the preamble hereof.

“Borrower Representative” has the meaning set forth in the preamble hereof.

“Borrowers’ Books” are all of each Borrower’s books and records including ledgers, federal and state tax returns, records regarding such Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in the State of New York are required or permitted to be closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means any of the following (or any combination of the following) whether arising from any single transaction event or series of related transactions or events that, individually or in the aggregate, result in: (a) the holders of Borrower Representative’s Equity Interests who were holders of Equity Interest as of the Closing Date, ceasing to own at least fifty-one percent (51%) of the Voting Stock of Borrower Representative; (b) any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of Equity Interests of Borrower Representative ordinarily entitled to vote in the election of directors of Borrower Representative (determined on a fully diluted basis), empowering such “person” or “group” to elect a majority of the members of the Board of Borrower Representative, who did not have such power before such transaction; or (c) the Transfer of all or substantially all assets of Borrowers or of a material business line of Borrowers; or (d) Borrower Representative ceasing to own and control, free and clear of any Liens (other than Permitted Liens), directly or indirectly, all of the Equity Interests in each of its Subsidiaries.

“Claims” has the meaning set forth in Section 12.3.

“Closing Date” has the meaning set forth in the preamble hereof.

“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means any and all properties, rights and assets of each Borrower described on Exhibit B.

“Collateral Access Agreement” means an agreement with respect to a Loan Party’s leased location or bailee location, in each case in form and substance reasonably satisfactory to Agent.

“Collateral Account” means any Deposit Account, Securities Account, or Commodity Account of a Loan Party.

“Commitment” means, as to any Lender, the aggregate principal amount of Loans committed to be made by such Lender, as set forth on Schedule 1 hereto.

“Commodity Account” means any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” means that certain certificate in the form attached hereto as Exhibit D.

“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections of a Person in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Default” means any circumstance, event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning set forth in Section 2.3(b).

“Deposit Account” means any “deposit account” as defined in the Code with such additions to such term as may hereafter be made, and includes any checking account, savings account or certificate of deposit.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary which is not a Foreign Subsidiary.

“Equipment” means all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, membership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership, membership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” has the meaning set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Locations” means the following locations where Collateral may be located from time to time in the Ordinary Course of Business: (a) locations where mobile office equipment (e.g. laptops, mobile phones and the like) may be located with employees, (b) contract manufacturer locations and other locations in Borrowers’ supply chain in the ordinary course of business, (c) other locations where, in the aggregate for all such locations, less than Five Hundred Thousand Dollars ($500,000) of Collateral is located, and (d) locations outside the United States.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

“Final Payment” means (i) in connection with any partial prepayment of the Loans, a payment in an amount of 3.50% of the principal amount prepaid, and (ii) in connection with the payment in full of the Loans, a payment equal to 3.50% of the aggregate original principal amount of the Loans made hereunder, less the aggregate amount of all payments made in accordance with the foregoing clause (i).

“Foreign Subsidiary” means a Subsidiary that is incorporated or organized in a jurisdiction other than the United States or any state or territory thereof.

“Funding Date” means any date on which a Loan is made to or for the account of a Borrower which shall be a Business Day.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, provided, however, that if there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant or threshold in this Agreement, Agent and Borrowers shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant or threshold with the intent of having the respective positions of Lender and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, and, until any such amendments have been agreed upon, such covenants and thresholds shall be calculated as if no such change in GAAP has occurred.

“General Intangibles” means all “general intangibles” as defined in the Code in effect on the Closing Date with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” means any Person providing a Guaranty with respect to the Obligations or providing collateral, security or other credit support for all or any portion of the Obligations.

“Guaranty” means any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services, any reimbursement and other obligations for surety bonds and letters of credit, (c) obligations evidenced by notes, bonds, debentures or similar instruments, (d) capital lease obligations, and (e) Contingent Obligations.

“Indemnified Person” has the meaning set forth in Section 12.3.

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Loan Party (or, as applicable, any of its Subsidiaries), all of such Loan Party’s or Subsidiary’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among Revolving Lender, Agent and Borrower Representative, as amended, restated, supplemented or otherwise modified from time to time.

“Inventory” means all “inventory” as defined in the Code in effect on the Closing Date with such additions to such term as may hereafter be made.

“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities or Equity Interests), and any loan, advance or capital contribution to any Person, or the acquisition of all or substantially all of the assets or properties of another Person.

“IP Security Agreement” means that certain intellectual property security agreement entered into by each Loan Party which is the owner of Intellectual Property registered with the United States Patent and Trademark Office or United States Copyright Office and Agent as of the Closing Date, as amended, restated, supplemented or otherwise modified, from time to time.

“Key Person” means the Chief Executive Officer, President and Chief Financial Officer of Borrower Representative.

“Lender” has the meaning set forth in the preamble hereof.

“Lender Expenses” means all reasonable and documented audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to a Loan Party.

“LIBOR” means the greater of (i) 2.25% and (ii) the rate per annum equal to the ICE Benchmark Administration Limited LIBOR Rate, as published by Reuters (or another commercially available source providing quotations of LIBOR as reasonably determined by Agent from time to time) for U.S. dollar deposits (for delivery on the fifteenth (15th) day of the applicable month) with a term of three (3) months, at approximately 11:45 a.m. (City of London time).

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loans” means, collectively, the Term Loans, and any other loan from time to time made under this Agreement, and “Loan” means any of the foregoing.

“Loan Documents” means, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Warrant, the IP Security Agreement, the Automatic Payment Authorization, the Account Control Agreements, the Collateral Access Agreements, any Subordination Agreement, any note, or notes or guaranties executed by a Loan Party, and any other present or future agreement by a Loan Party with or for the benefit of Agent or any Lender in connection with this Agreement, all as amended, modified, supplemented, extended or restated from time to time.

“Loan Party” or “Loan Parties” means, each Borrower from time to time party hereto, and any Guarantor, if any.

“Loan Request” means a request for a Loan pursuant to this Agreement in substantially the form attached hereto as Exhibit C.

“Margin Stock” has the meaning set forth in Section 5.11(b).

“Material Adverse Effect” means (a) a material impairment in the perfection or priority of Agent’s Lien in the Collateral or in the value of the Collateral; or (b) a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of the Loan Parties as a whole; (ii) the prospect of repayment of any part of the Obligations; or (iii) the ability of Agent to enforce any of its rights or remedies with respect to any Obligations.

“Maximum Rate” has the meaning set forth in Section 2.3(d) hereof.

“Obligations” means all of Borrowers’ and each other Loan Party’s obligations to pay the Loans when due, including principal interest, fees, Lender Expenses, the Prepayment Fee, the Final Payment and any other amounts due to be paid by a Borrower or Loan Party, and each Borrower’s and Loan Party’s obligation to perform its duties under the Loan Documents (other than the Warrant or any other equity instrument), and any other debts, liabilities and other amounts any Borrower or Loan Party owes to Agent or any Lender at any time, whether under the Loan Documents or otherwise (but excluding obligations arising under the Warrant or any other equity instrument), including, without limitation, interest accruing after Insolvency Proceedings begin (whether or not allowed), and any debts, liabilities, or obligations of any Borrower or Loan Party assigned to Agent or any Lender.

“OFAC” has the meaning set forth in Section 5.11(c).

“Operating Documents” means, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of formation, organization or incorporation on a date that is no earlier than thirty (30) days prior to the Closing Date and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement or operating agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments, restatements and modifications thereto.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business as conducted by any such Person in accordance with (a) the usual and customary customs and practices in the kind of business in which such Person is engaged, and (b) the past practice and operations of such Person, and in each case, undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Patents” means all patents, patent applications and like protections of a Person including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same and all rights therein provided by international treaties or conventions.

“Payment Date” means, with respect to Loans, the fifteenth (15th) calendar day of each month.

“Perfection Certificate” has the meaning set forth in Section 5.1.

“Permitted Indebtedness” means:

(a) each Loan Party’s Indebtedness under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Closing Date and shown on the Perfection Certificate, provided that to the extent the amount of such Indebtedness is limited pursuant to a clause of this defined term, amounts existing on the Closing Date or any permitted refinancing thereof shall count towards such limit;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the Ordinary Course of Business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;

(f) the Revolving Indebtedness, provided that the Intercreditor Agreement is in effect;

(g) Indebtedness secured by Liens permitted under clause (c) of the definition of “Permitted Liens” hereunder;

(h) intercompany Indebtedness to the extent constituting an Investment permitted under clause (d) of the defined term “Permitted Investments”;

(i) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(j) Indebtedness incurred in the Ordinary Course of Business pursuant to corporate credit cards, in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) outstanding at any time;

(k) Indebtedness incurred in the Ordinary Course of Business secured by Liens permitted under clause (h) of the defined term “Permitted Liens”, and in amounts outstanding not to exceed the amount of permitted cash collateral with respect to such Indebtedness;

(l) other unsecured Indebtedness not otherwise permitted hereunder, in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time;

(m) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon a Borrower or any of its Subsidiaries, as the case may be.

“Permitted Investments” means:

(a) Investments (including, without limitation, Subsidiaries) existing on the Closing Date and shown on the Perfection Certificate;

(b) (i) Investments consisting of Cash Equivalents, and (ii) any Investments permitted by Borrower Representative’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Agent;

(c) Investments consisting of repurchases of Borrower Representative’s Equity Interests from former employees, officers and directors of Borrower Representative to the extent permitted under Section 7.7;

(d) (i) Investments among Loan Parties organized under the laws of the United States or any state or territory thereof (and with respect to Loan Parties not organized under the laws of the United States or any state or territory thereof, in an amount to be approved by Agent in connection with such Person becoming a Loan Party), (ii) Investments consisting of the creation of a Subsidiary that becomes a Loan Party hereunder, (iii) Investments by Loan Parties in Subsidiaries which are not Loan Parties in an aggregate amount per fiscal year not to exceed Five Hundred Thousand Dollars ($500,000), (iv) Investments by Subsidiaries which are not Loan Parties in Loan Parties, provided that in the event such Investment constitutes an intercompany loan, such Indebtedness shall be subject to the terms of an intercompany subordination agreement in form satisfactory to Agent, and (v) Investments by Subsidiaries that are not Loan Parties in Subsidiaries that are not Loan Parties;

(e) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to fund the purchase of Equity Interests of Borrower Representative pursuant to employee stock purchase plans or other similar agreements approved by Borrower Representative’s Board;

(f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;

(g) Investments consisting of Deposit Accounts in which Agent has a perfected security interest;

(h) Investments consisting of accounts receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business; provided that this subsection (h) shall not apply to Investments of a Loan Party in any Subsidiary;

(i) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business of the Loan Parties;

(j) Investments accepted in connection with Permitted Transfers;

(k) Investments in connection with joint ventures or strategic alliances in the Ordinary Course of Business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that no Loan Party shall make any cash investments in such joint ventures or strategic alliances; and

(l) Investments not otherwise permitted in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year.

“Permitted Liens” means:

(a) Liens arising under this Agreement and the other Loan Documents;

(b) Liens existing on the Closing Date and shown on the Perfection Certificate, provided that to the extent the amount of Indebtedness secured by such Lien is limited pursuant to a clause of this defined term, amounts existing on the Closing Date or any permitted refinancing thereof shall count towards such limit;

(c) purchase money Liens (i) on Equipment acquired or held by a Loan Party or Subsidiary thereof incurred for financing the acquisition of the Equipment securing no more than Three Hundred Fifty Thousand Dollars ($350,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens for taxes, fees, assessments or other government charges or levies, either (i) not yet delinquent or (ii) being contested in good faith and for which such Loan Party or Subsidiary maintains adequate reserves on its books;

(e) leases or subleases of real property granted in the Ordinary Course of Business of such Person, and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the Ordinary Course of Business of such Person;

(f) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the Ordinary Course of Business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Three Million Dollars ($3,000,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(g) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the Ordinary Course of Business (other than Liens imposed by ERISA);

(h) (i) Liens on cash collateral securing letters of credit in an aggregate amount not to exceed Two Million One Hundred Twenty Five Thousand Dollars ($2,125,000) in respect of letters of credit issued by Pacific Western Bank as of the Closing Date, provided that if any of such letters of credit are replaced by letters of credit issued by Revolving Lender pursuant to a sublimit under the Revolving Loan Agreement and as permitted in accordance with the Intercreditor Agreement, the permitted amount of cash collateral shall be reduced by the face value of the letter of credit so replaced; and (ii) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money), leases, surety and appeal bonds and other obligations of a like nature arising in the Ordinary Course of Business, in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default;

(j) Liens in favor of other financial institutions arising in connection with a Deposit Account or Securities Account of a Loan Party or Subsidiary thereof held at such institutions, provided that Agent has a perfected security interest in such Deposit Account, or the securities maintained therein and Agent has received an Account Control Agreement with respect thereto to the extent required pursuant to Section 6.6 of this Agreement;

(k) licenses constituting a Permitted Transfer;

(l) Liens securing Revolving Indebtedness, provided that the Intercreditor Agreement is in effect;

(m) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); and

(n) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in clause (b), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Permitted Locations” means, collectively, the following locations where Collateral may be located from time to time: (a) locations identified in the Perfection Certificate, (b) locations previously disclosed in a written notice to Agent pursuant to Section 6.12, and (c) the Excluded Locations.

“Permitted Transfers” means

(a) Sales of Inventory by a Loan Party or any of its Subsidiaries in the Ordinary Course of Business;

(b) (i) non-exclusive licenses and similar arrangements for the use of Intellectual Property of a Loan Party or any of its Subsidiaries in the Ordinary Course of Business and (ii) licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive as to field of use, exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States;

(c) Transfers of worn-out, obsolete or surplus Equipment in the Ordinary Course of Business that is, in the reasonable judgment of such Loan Party or Subsidiary, no longer economically practicable to maintain or useful;

(d) Transfers consisting of the granting of Permitted Liens and the making of Permitted Investments;

(e) Transfers consisting of the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the Loan Documents; and

(f) other Transfers of assets having a fair market value of not more than Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year of Borrower Representative.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Fee” means, with respect to any prepayment of the Loans, an amount equal to:

(a) if the prepayment occurs no later than the one year anniversary of the Closing Date, an amount equal to the principal amount of the Loans being prepaid multiplied by 4.00%

(b) if the prepayment occurs after the one year anniversary of the Closing Date, but no later than the two year anniversary of the Closing Date, an amount equal to the principal amount of the Loans being prepaid multiplied by 2.00%

(c) if the prepayment occurs after the two year anniversary of the Closing Date, an amount equal to the principal amount of the Loans being prepaid multiplied by 0.00%

“Prime Rate” means, at any time, the greater of (i) the rate of interest noted in The Wall Street Journal, Money Rates section, as the “Prime Rate”, and (ii) 4.75%. In the event that The Wall Street Journal quotes more than one rate, or a range of rates, as the Prime Rate, then the Prime Rate shall mean the average of the quoted rates. In the event that The Wall Street Journal ceases to publish a Prime Rate, then the Prime Rate shall be the average of the three (3) largest U.S. money center commercial banks, as determined by Agent.

“Pro Rata Share” means, with respect to any Lender and as of any date of determination, the percentage obtained by dividing (i) the aggregate Commitments of such Lender by (ii) the aggregate Commitments of all Lenders provided, that to the extent any Commitment has expired or been terminated, with respect to such Commitment, the applicable outstanding balance of the Loans made pursuant to such Commitment held by such Lender and all the Lenders, respectively, shall be used in lieu of the amount of such Commitment, provided further, that with respect to all matters relating to a particular Loan, the Commitment or outstanding balance of the applicable Loan, shall be used in lieu of the aggregate Commitment or outstanding balance of all Loans in the foregoing calculation. “Ratable” and related terms shall mean, determined by reference to such Lender’s Pro Rata Share.

“Registered Organization” means any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” means as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means with respect to any Person, any of the Chief Executive Officer, President, Chief Financial Officer, Controller, or other responsible officer of such Person. Unless the context otherwise requires, each reference to a Responsible Officer herein shall be a reference to a Responsible Officer of Borrower Representative.

“Restricted License” means any material in-bound license or other similar material agreement (other than ordinary course customer contracts, off the shelf software licenses, licenses that are commercially available to the public, and open source licenses) to which a Loan Party or Subsidiary is a party (a) that prohibits or otherwise restricts such Loan Party or Subsidiary from granting a security interest in its interest in such license or agreement or in any other property, or (b) for which a default under, or termination of which, could reasonably be expected to interfere with Agent’s right to sell any Collateral.

“Revenue” means, for any fiscal period, revenue for Borrower Representative and its Subsidiaries on a consolidated basis, determined in accordance with GAAP.

“Revolving Loan Agreement” means that certain Loan and Security Agreement, dated as of the date hereof, by and between Borrower Representative and Revolving Lender, as amended, restated, supplemented or otherwise modified from time to time consistent with the defined term “Revolving Indebtedness”.

“Revolving Indebtedness” means Indebtedness owing to Revolving Lender pursuant to (i) a formula-based revolving loan facility with a borrowing base comprised of eligible accounts receivable and/or eligible inventory and an aggregate availability, and (ii) bank services provided by Revolving Lender; provided that the amount of such Indebtedness shall not exceed the amount set forth in the Intercreditor Agreement, and the terms thereof shall not be modified except as permitted in accordance with the Intercreditor Agreement.

“Revolving Lender” means Silicon Valley Bank.

“Securities Account” means any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Security Instrument” means any security agreement, assignment, pledge agreement, financing or other similar statement or notice, continuation statement, other agreement or instrument, or any amendment or supplement to any thereof, creating, governing or providing for, evidencing or perfecting any security interest or Lien.

“Shares” means (i) sixty-five percent (65%) of the issued and outstanding voting Equity Interests owned or held of record by a Loan Party in each of its Foreign Subsidiaries, and (ii) one hundred percent (100%) of the issued and outstanding voting Equity Interests owned or held of record by a Loan Party in each of its Domestic Subsidiaries.

“Stanford License” means that certain Content License Agreement by and between The Board of Trustees of the Leland Stanford Junior University and Borrower Representative dated as of February 1, 2016, as the same may be amended, modified, supplemented or restated from time to time.

“Subordinated Debt” means Indebtedness incurred by a Loan Party that is subordinated in writing to all of the Obligations, pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Agent entered into between Agent and the other creditor, on terms reasonably acceptable to Agent, including, without limitation, lien and payment subordination.

“Subordination Agreement” means that certain Subordination Agreement, dated as of the Closing Date, by and among the Creditors (as defined therein) party thereto, Agent and Borrower Representative, as amended, restated, supplemented or otherwise modified from time to time, and any other subordination agreement entered into from time to time with respect to Subordinated Debt.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest, joint venture interest or other Equity Interest which by the terms thereof has the ordinary voting power to elect the Board of that Person, at the time as of which any determination is being made, is owned or controlled by such Person, directly or indirectly. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Term Loan” and “Term Loans” each, have the meaning set forth in Section 2.2 hereof.

“Term Loan Maturity Date” means May 15, 2021, provided that if Borrower Representative shall have provided evidence reasonably satisfactory to Agent that Borrower Representative has received net cash proceeds of at least $25,000,000 from the sale and issuance of preferred stock or convertible notes of Borrower Representative to investors after the Closing Date, on terms reasonably acceptable to Agent (excluding proceeds from conversion or cancellation of Indebtedness outstanding on the Closing Date), the “Term Loan Maturity Date” shall mean November 15, 2021.

“Trademarks” means any trademark and servicemark rights of a Person, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business connected with and symbolized by such trademarks.

“Transfer” means defined in Section 7.1.

“Voting Stock” means, with respect to any Person, all classes of Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors or managers (or Persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Warrant” means, collectively, each Warrant to Purchase Preferred Stock dated as of the Closing Date executed by Borrower Representative in favor of each Lender, as amended, modified, supplemented, extended or restated from time to time.

“Yielded BOM” means, for any fiscal period, yielded BOM, determined consistently with calculations provided to Agent as of the Closing Date.

“Yielded BOM Margin” means, for any fiscal period, a ratio, expressed as a percentage, of (i) Yielded BOM Profit to (ii) Revenue, in each case, for such period.

“Yielded BOM Profit” means, for any fiscal period, an amount equal to (i) Revenue, less (ii) Yielded BOM, in each case, for such period.

EXHIBIT B

COLLATERAL DESCRIPTION

The Collateral consists of all of each Borrower’s right, title and interest in and to the following personal property wherever located, whether now owned or existing or hereafter acquired, created or arising:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all such Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds (both cash and non-cash) and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include

(a) more than sixty-five percent (65%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by any Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (b) any “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, provided, that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use of an intent-to-use trademark application pursuant to 15 U.S.C. Section 1060(a) (or any successor provision) such intent-to-use application shall constitute Collateral, (c) any interest of a Borrower as a lessee or sublessee under a real property lease; (d) rights held under licenses that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law), and (e) any interest of a Borrower as a lessee under an equipment lease if such Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-407(a) of the Code) and (f) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law).

EXHIBIT G

FORM OF NOTE

SECURED PROMISSORY NOTE

$[ ]	[ , 20 ]

FOR VALUE RECEIVED, the undersigned, OUSTER, INC., a Delaware corporation, and each Person party thereto as a borrower from time to time (collectively, “Borrowers”, and each, a “Borrower”), hereby unconditionally, jointly and severally, promise to pay to [_________] (together with its successors and assigns, the “Holder”) at the times, in the amounts and at the address set forth in the Loan and Security Agreement, dated as of November 27, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein without definition have the meanings assigned to such terms in the Loan Agreement), among Borrowers, the Holder, the other lenders from time to time party thereto (collectively, “Lenders”), and RUNWAY GROWTH CREDIT FUND INC., a Maryland corporation, as administrative agent and collateral agent for Lenders (in such capacity, “Agent”), the lesser of (i) the principal amount of [__________] Dollars ($[__________]) and (ii) the aggregate outstanding principal amount of Loans made by the Holder to Borrowers according to the terms of Section 2.2 of the Loan Agreement. Borrowers further, jointly and severally, promise to pay interest in accordance with Section 2.3 of the Loan Agreement. In no event shall interest hereunder exceed the maximum rate permitted under applicable law. All payments of principal, interest and any other amounts due shall be made as set forth in Section 2.5 of the Loan Agreement.

The Obligations evidenced by this Secured Promissory Note (as amended, restated, supplemented or otherwise modified from time to time, this “Note”) are subject to acceleration in accordance with Section 9.1 of the Loan Agreement. Borrower hereby waives presentment, demand, notice of default or dishonor, notice of payment and nonpayment, protest and all other demands and notices in connection with the execution, delivery, acceptance, performance, default or enforcement of this Note.

This Note is secured a security interest in the Collateral granted to Agent, for the ratable benefit of Lenders, pursuant to certain other Loan Documents.

The terms of Section 11 are incorporated herein, mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO SECURED PROMISSORY NOTE]

IN WITNESS WHEREOF, Borrowers have caused this Note to be duly executed and delivered on the date set forth above by the duly authorized representative of each Borrower.

OUSTER, INC.

By
Name:
Title:

SCHEDULE 1

COMMITMENTS

LENDER	TERM LOAN COMMITMENT
RUNWAY GROWTH CREDIT FUND INC.	$10,000,000

SCHEDULE 2

POST-CLOSING DELIVERIES

1.

Within 60 days of the Closing Date, evidence satisfactory to Agent in its reasonable discretion that Borrower Representative’s accounts held at Pacific Western Bank and Wells Fargo Bank, N.A. have been closed.